Exhibit (1)(e)

EXECUTION VERSION

FS GLOBAL CREDIT OPPORTUNITIES FUND

AMENDMENT NO. 1 TO SUPPLEMENT TO THE AMENDED AND RESTATED DECLARATION OF

TRUST ESTABLISHING AND FIXING THE RIGHTS AND PREFERENCES

OF THE TERM PREFERRED SHARES

RECITALS

WHEREAS, the Board of Trustees of FS Global Credit Opportunities Fund, a Delaware statutory trust (the “Fund”), is authorized pursuant to Section 6.2 of the Fund’s Amended and Restated Declaration of Trust, dated as of March 26, 2013 (which, as hereafter restated or amended from time to time, is herein called the “Declaration”), to issue preferred shares of the Fund in one or more classes and series, with such rights, powers, preferences and privileges as the Trustees see fit, all without the approval of shareholders;

WHEREAS, on August 9, 2018, the Board of Trustees authorized a Supplement to the Declaration (the “Supplement”) to establish and fix the rights and preferences of preferred shares of the Fund, such shares to be classified as Term Preferred Shares and such Term Preferred Shares to be issued in one or more series (each such series, a “Series”);

WHEREAS, the rights, powers, preferences and privileges of each Series of Term Preferred Shares, including the Term Preferred Shares, Series 2023—Fixed Rate, and Term Preferred Shares, Series 2023—Floating Rate, are currently set forth in the Supplement, as modified, amended or supplemented in an appendix thereto (each, an “Appendix,” and collectively, the “Appendices”) specifically relating to such Series (each such Series being referred to herein as a “Series of Term Preferred Shares,” “Term Preferred Shares of a Series,” “Term Preferred Shares of any Series” or a “Series,” and shares of all such Series being referred to herein individually as a “Term Preferred Share” and collectively as the “Term Preferred Shares”);

WHEREAS, Section 2.16 of the Supplement provides that the Board of Trustees may, by resolution duly adopted, without shareholder approval (except as otherwise provided by the Supplement or required by applicable law), add additional Series of Term Preferred Shares by including a new Appendix to the Supplement relating to such Series; and

WHEREAS, the Board of Trustees desires to amend the Supplement to add an additional Series of Term Preferred Shares in accordance with the Supplement.

NOW, THEREFORE, in consideration of the foregoing, the Board of Trustees does hereby amend the Supplement to authorize the issuance by the Fund of a new Series of Term Preferred Shares as hereinafter set forth:

Section 1. Definitions. Capitalized terms used but not defined herein shall have the meanings ascribed to such terms in the Supplement.

Section 2. Amendment to the Supplement. The Supplement is hereby amended by adding the appendix attached hereto as an Appendix to the Supplement to set forth the rights, powers, preferences and privileges of the Term Preferred Shares, Series 2026 (the “Series 2026 Term Preferred Shares”). For the avoidance of doubt, the Series 2026 Term Preferred Shares shall be considered a “Series” of the Term Preferred Shares for the purposes of the Supplement and the Declaration of Trust.

Section 3. Limited Effect. This Amendment No. 1 to the Supplement (this “Amendment”) shall only serve to amend and modify the Supplement to the extent specifically provided herein. All terms, conditions, provisions and references of and to the Supplement that are not specifically modified and/or amended herein shall remain in full force and effect and shall not be altered by any provisions herein contained.

Section 4. Severability. Any provision of this Amendment or any Appendix affixed hereto held to be invalid, illegal or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such invalidity, illegality or unenforceability without affecting the validity, legality and enforceability of the remaining provisions of this Amendment, and the invalidity of a particular provision in a particular jurisdiction shall not invalidate such provision in any other jurisdiction.

Section 5. Counterparts. This Amendment may be executed in any number of counterparts, all of which taken together shall constitute one and the same instrument, and any of the parties hereto may execute this Amendment by signing any such counterpart.

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2

IN WITNESS WHEREOF, FS Global Credit Opportunities Fund has caused this Amendment to be signed on November 1, 2018 in its name and on its behalf by a duly authorized officer.

FS Global Credit Opportunities Fund
By:

Name: Michael C. Forman
Title: Chief Executive Officer

[Signature Page to Amendment No. I to

Supplement to the Amended and Restated Declaration of Trust

Establishing and Fixing the Rights and

Preferences of the Term Preferred shares]

APPENDIX C

FS GLOBAL CREDIT OPPORTUNITIES FUND

TERM PREFERRED SHARES, SERIES 2026

Preliminary Statement and Incorporation By Reference

This Appendix establishes a Series of Term Preferred Shares of FS Global Credit Opportunities Fund. Except as set forth below, this Appendix incorporates by reference the terms set forth with respect to all Series of such Term Preferred Shares in that “Supplement to the Amended and Restated Declaration of Trust Establishing and Fixing the Rights and Preferences of the Term Preferred Shares” dated August 9, 2018 (the “TPS Supplement”). This Appendix has been adopted by resolution of the Board of Trustees, or a duly authorized committee thereof, of FS Global Credit Opportunities Fund. Capitalized terms used herein but not defined herein have the respective meanings therefor set forth in the TPS Supplement.

Section 1. Designation as to Series.

Term Preferred Shares, Series 2026: A series of one-hundred thousand (100,000) Preferred Shares classified as Term Preferred Shares is hereby designated as the “Term Preferred Shares, Series 2026” (the “Series 2026 Term Preferred Shares”). Each share of such Series shall have such preferences, voting powers, restrictions, limitations as to dividends and other distributions, qualifications and terms and conditions of redemption, in addition to those required by applicable law and those that are expressly set forth in the Declaration and the TPS Supplement (except as the TPS Supplement may be expressly modified by this Appendix), as are set forth in this Appendix C. The Series 2026 Term Preferred Shares shall constitute a separate series of Term Preferred Shares and each Series 2026 Term Preferred Share shall be identical. The following terms and conditions shall apply solely to the Series 2026 Term Preferred Shares:

Section 2. Number of Authorized Shares of Series.

The number of authorized shares is one-hundred thousand (100,000).

Section 3. Date of Original Issue with respect to Series.

The Date of Original Issue is November 1, 2018.

Section 4. Dividend Rate Applicable to Series.

The Dividend Rate for Series 2026 Term Preferred Shares shall equal 5.426% per annum.

Section 5. Liquidation Preference Applicable to Series.

The Liquidation Preference is $1,000 per share.

Section 6. Term Redemption Date Applicable to Series.

The Term Redemption Date is February 1, 2026.

Section 7. Dividend Payment Dates Applicable to Series.

The Dividend Payment Dates are February 1 and August 1 of each year, commencing on February 1, 2019 (or, if such day is not a Business Day, the next succeeding Business Day).

Section 8. Additional Definitions Applicable to the Series.

The following terms shall have the following meanings (with terms defined in the singular having comparable meanings when used in the plural and vice versa), unless the context otherwise requires:

“Comparable Treasury Issue” means the United States Treasury security or securities selected by an Independent Investment Banker as having an actual or interpolated maturity comparable to February 1, 2026, that would be utilized, at the time of selection and in accordance with customary financial practice, in pricing new issues of corporate preferred securities with a maturity comparable to February 1, 2026.

“Comparable Treasury Price” means, with respect to any Optional Redemption Date, (1) the average of the Reference Treasury Dealer Quotations for such Optional Redemption Date, after excluding the highest and lowest such Reference Treasury Dealer Quotation or (2) if the Independent Investment Banker obtains fewer than four such Reference Treasury Quotations, the average of all such quotations.

“Dividend Period” means, with respect to the Series 2026 Term Preferred Shares, in the case of the first Dividend Period, the period beginning on the Date of Original Issue for such Series of Term Preferred Shares and ending on and including January 31, 2019 and, for each subsequent Dividend Period, the period beginning on the Dividend Payment Date for the previous Dividend Period and ending on and including the calendar day immediately preceding the Dividend Payment Date for such semi-annual Dividend Period (or, if earlier, on the date on which such Series 2026 Term Preferred Share is redeemed).

“Independent Investment Banker” means one of the Reference Treasury Dealers appointed by the Fund.

“Investment Grade Rating” means a rating equal to or higher than Baa3 (or the equivalent) by Moody’s and BBB- (or the equivalent) by Standard & Poor’s Financial Rating Services, a division of McGraw-Hill, Inc., or any other equivalent rating by any NRSRO.

“Optional Redemption Premium” means with respect to each Series 2026 Term Preferred Share an amount equal to 0.00% of the Liquidation Preference for such Series 2026 Term Preferred Share.

“Optional Redemption Price” means, with respect to the Series 2026 Term Preferred Shares, an amount equal to the greater of (x) the Liquidation Preference of such Series of Term Preferred Shares and (y) the sum of (a) the present value of the Liquidation Preference and (b) the present value of all remaining scheduled dividend payments that would be payable from (and including) the Optional Redemption Date to (and including) the Term Redemption Date, in each case, discounted to the Optional Redemption Date on a semi-annual basis (assuming a 360-day year consisting of twelve 30-day months) at the Treasury Rate + 50 bps, and in the case of both (x) and (y) plus an amount equal to all unpaid dividends and other distributions accumulated to (but excluding) the Optional Redemption Date (whether or not earned or declared, but excluding interest thereon); provided, however, that on or after November 1, 2025, the Fund may, at its sole option out of funds legally available therefor, redeem (in whole or, from time to time, in part) Series 2026 Term Preferred Shares at a price per share equal to the Liquidation Preference plus accumulated but unpaid dividends and other distributions thereon (whether or not earned or declared but excluding interest thereon) to (but excluding) the date fixed for such redemption by the Board of Trustees in accordance with the terms hereof. For the avoidance of doubt, this Optional Redemption Price does not apply to any Series 2026 Term Preferred Shares redeemed (i) pursuant to Corrective Action for failure to maintain Asset Coverage of at least 225%, as provided for in Section 2.5(b), (ii) upon a change of control of the Adviser, as provided for in Section 2.5(d), (iii) upon a Rating Event, as provided for in Section 2.5(e), or (iv) upon the Holders of Series 2026 Term Preferred Shares seeking to replace or nominate any existing Trustee, as provided for in Section 2.5(f).

“Rating Event Rate” means the sum of the applicable Dividend Rate for such Series plus 3.50% per annum.

“Reference Treasury Dealer” means each of any four primary U.S. Government securities dealers in the United States of America selected by the Fund.

“Reference Treasury Dealer Quotation” means, with respect to each Reference Treasury Dealer and any Optional Redemption Rate, the average, as determined by the Independent Investment Banker, of the bid and asked price for the Comparable Treasury Issue (expressed in each case as a percentage of its Liquidation Preference) quoted in writing to the Independent Investment Banker by such Reference Treasury Dealer at 3:30 pm New York City time on the third Business Day preceding such Optional Redemption Date.

“Treasury Rate” means, with respect to any Optional Redemption Date, the rate per annum equal to the semi-annual equivalent yield to maturity or interpolated maturity (on a day count basis) of the Comparable Treasury Issue, calculated using a price for the Comparable Treasury Issue (expressed as a percentage of its Liquidation Preference) equal to the Comparable Treasury Price for such Optional Redemption Date

Section 9. Amendments to Terms of Term Preferred Shares Applicable to the Series.

The following provisions contained under the heading “Terms Applicable to all Series of Term Preferred Shares” in the TPS Supplement are hereby amended as follows:

Section 2.2(h) of the TPS Supplement shall be deleted in its entirety and replaced with new Sections 2.2(h) and (i) as follows:

“(h) Rating Event. The Dividend Rate on the Series 2026 Term Preferred Shares shall be adjusted to give effect to the Rating Event Rate if (i) at any time the Fund does not have at least one credit rating with respect to the Series 2026 Term Preferred Shares issued by an NRSRO, except Egan-Jones Rating Company or Morningstar Credit Ratings, that is an Investment Grade Rating and (ii) such lack of an Investment Grade Rating continues for a period of 75 consecutive days (a “Rating Event”); provided that no Rating Event Rate shall apply if, at any time during such 75-day period, the Fund delivers a certificate to the Holders of the Series 2026 Term Preferred Shares certifying that it is in the process of obtaining a credit rating from at least one NRSRO, except Egan-Jones Rating Company or Morningstar Credit Ratings, that the Fund believes in good faith will be an Investment Grade Rating (a “Pending Investment Grade Rating Certificate”). If the Fund fails to deliver a Pending Investment Grade Rating Certificate during such 75-day period, the Rating Event Rate shall be effective from the date on which a Rating Event occurs until the Fund obtains an Investment Grade Rating from any NRSRO, except Egan-Jones Ratings Company or Morningstar Credit Ratings, after which the Rating Event Rate will no longer be in effect unless and until another Rating Event occurs. In case of any Rating Event on the Series 2026 Term Preferred Shares, the Dividend Rate for such Series 2026 Term Preferred Shares will be equal to the Rating Event Rate for each calendar day on which such Rating Event is in effect in respect thereof.

(i) Reporting of Default Rate or Rating Event. In the event that a Default Rate or Rating Event Rate is in effect for an Outstanding Series of Term Preferred Shares, the Fund shall, or shall request the Redemption and Paying Agent, on behalf of the Fund, as soon as practicable (but in no event later than five (5) Business Days following the first day that such Default Rate or Rating Event Rate, as applicable, is in effect), notify the Holders of the Term Preferred Shares of such Series on the first date on which the Default Rate or Rating Event Rate, as applicable, was in effect by overnight delivery, by first class mail, postage prepaid or by Electronic Means, in each case reasonably designed to reach all Holders of record, of the effectiveness of the Default Rate or Rating Event Rate, as applicable, and the date(s) on which such Default Rate or Rating Event Rate, as applicable, was effective. In addition, following the end of a Default triggering such Default Rate or a Rating Event triggering a Rating Event Rate, as applicable, the Fund shall, or shall request the Redemption and Paying Agent, on behalf of the Fund, as soon as practicable (but in no event later than five (5) Business Days following the last day that such Default Rate or Rating Event Rate, as applicable, is in effect), notify to the Holders of the Term Preferred Shares of such Series on the first date on which the Default Rate or Rating Event Rate, as applicable, ceased to be in effect by overnight delivery, by first class mail, postage prepaid or by Electronic Means, , in each case reasonably designed to reach all Holders of record, of the date on which such Default Rate or Rating Event Rate, as applicable, ceased to be effective (as determined in accordance with Section 2.2(g) (in the case of a Default) or Section 2.2(h) (in the case of a Rating Event).”

Section 2.5 of the TPS Supplement shall be amended and restated in its entirety as follows:

“Section 2.5 Redemption. Each Series of Term Preferred Shares shall be subject to redemption by the Fund as provided below:

(a) Term Redemption. The Fund shall redeem all Term Preferred Shares of a Series on the Term Redemption Date for such Series at a price per share equal to the Liquidation Preference for such Series plus an amount equal to all unpaid dividends and other distributions on such Term Preferred Shares accumulated from and including the Date of Original Issue to (but excluding) the Term Redemption Date for such Series (whether or not earned or declared by the Fund, but without interest thereon (the “Term Redemption Price”) out of funds legally available for such payment and to the extent permitted by any Financing Arrangement in effect on such date.

(b) Asset Coverage Corrective Action or Cure.

(i) If the Fund fails to comply with the Asset Coverage requirement as provided in Section 2.4(a) as of any time as of which such compliance is required to be determined in accordance with Section 2.4(a) and such failure is not cured as of the close of business on the Asset Coverage Cure Date (other than as a result of the Corrective Action required by this Section 2.5(b)(i)), the Fund shall, to the extent permitted by the 1940 Act and Delaware law and pursuant to the terms and conditions of any credit agreement, loan agreement, credit facility or other agreement representing borrowings of the Fund (a “Financing Arrangement”) that is in effect at such time, by the close of business on the Business Day next following such Asset Coverage Cure Date, (x) determine (1) the Corrective Action to be taken to cause the Fund to regain compliance with the Asset Coverage requirement provided in Section 2.4(a); and (2) the date, which date shall not be later than fifteen (15) calendar days following such Asset Coverage Cure Date, on which the Fund shall regain compliance with the Asset Coverage requirement provided in Section 2.4(a); provided that the Fund may select a different Corrective Action to be taken following the determination in clause (x)(1) so long as the Fund regains compliance with the Asset Coverage requirement by the date determined in clause (x)(2); and (y)(1) in the case of a Corrective Action involving an Irrevocable Deposit in connection with a redemption of Preferred Shares pursuant to this Section 2.5(b), cause such Irrevocable Deposit to be made, in each case, on or prior to the fifteenth (15th) calendar day following such Asset Coverage Cure Date, in accordance with the terms of the Preferred Shares to be redeemed, for the redemption of a sufficient number of Preferred Shares that would enable the Fund to meet the requirements of Section 2.5(b)(iii); (2) in the case of a Corrective Action involving a repayment of indebtedness of the Fund, on or prior to the fifteenth (15th) calendar day following such Asset Coverage Cure Date, repay such indebtedness; or (3) in the case of a Corrective Action involving one or more corrective trades involving assets of the Fund, on or prior to the fifteenth (15th) calendar day following such Asset Coverage Cure Date, execute such corrective trades. Notwithstanding the foregoing, with respect only to the Series 2026 Term Preferred Shares, if any Series 2026 Term Preferred Shares are Outstanding and the corrective action described in clause (i) of the definition of “Corrective Action” is the only corrective action taken pursuant to this Section 2.5(b), the Fund must regain Asset Coverage of at least 225% but no more than 250% by the date determined in Section 2.5(b)(x)(2).

(ii) In the event that any Term Preferred Shares of a Series then Outstanding are to be redeemed pursuant to Section 2.5(b)(i), the Fund shall redeem such shares at a price per share equal to the Liquidation Preference of such Series of Term Preferred Shares plus an amount equal to all unpaid dividends and other distributions on such share of such Series of Term Preferred Shares accumulated from and including the Date of Original Issue to (but excluding) the date fixed for such redemption by the Board of Trustees (whether or not earned or declared by the Fund, but without interest thereon), subject to Section 2.5(g)(vi) (the “Asset Coverage Redemption Price”).

(iii) On the Redemption Date or other applicable redemption date for a redemption contemplated by Section 2.5(b)(i), the Fund shall redeem at the Asset Coverage Redemption Price, out of funds legally available therefor and to the extent permitted by any Financing Arrangement in effect on such date, such number of Preferred Shares (which may include at the sole option of the Fund any number or proportion of Term Preferred Shares of a Series) as shall be equal to the lesser of (x) the minimum number of Preferred Shares, the redemption of which, if deemed to have occurred immediately prior to the opening of business on the Asset Coverage Cure Date, would result in the Fund having Asset Coverage on such Asset Coverage Cure Date of at least 225% (provided, however, that if there is no such minimum number of Term Preferred Shares and other Preferred Shares the redemption or retirement of which would have such result, all Term Preferred Shares and other Preferred Shares then outstanding shall be redeemed), and (y) the maximum number of Preferred Shares that can be redeemed out of funds expected to be legally available therefor in accordance with the Declaration and applicable law and to the extent permitted by any Financing Arrangement in effect on such date. The Fund shall deliver the Notice of Redemption (as defined below) and make an Irrevocable Deposit to redeem such Preferred Shares no later than the fifteenth (15th) calendar day following such Asset Coverage Cure Date, except that if the Fund does not have funds legally available for the redemption of all of the required number of Term Preferred Shares and other Preferred Shares which have been designated to be redeemed on or prior to the fifteenth (15th) calendar day following such Asset Coverage Cure Date, the Fund shall (i) deliver a Notice of Redemption and make an Irrevocable Deposit to redeem those Term Preferred Shares and other Preferred Shares for which it does have sufficient funds legally available and (ii) deliver a Notice of Redemption and make an Irrevocable Deposit to redeem those Term Preferred Shares and other Preferred Shares for which it did not have sufficient funds on the earliest practicable date on which it is able to effect such redemption. If fewer than all of the Outstanding Term Preferred Shares of a Series are to be redeemed pursuant to this Section 2.5(b), the number of Term Preferred Shares of such Series to be redeemed from the respective Holders shall be determined (A) pro rata among the Outstanding shares of such Series of Term Preferred Shares, (B) by lot or (C) in such other manner as the Board of Trustees may determine to be fair and equitable, in each case, in accordance with the 1940 Act; provided, in each such case, that such method of redemption as set forth in this Section 2.5(b)(iii) shall be subject to any applicable procedures established by the Securities Depository.

(c) Optional Redemption.

(i) Subject to the provisions of Section 2.5(c)(ii), the Fund may out of funds legally available therefor and to the extent permitted by any Financing Arrangement in effect on such date at its option on any Business Day (such Business Day, an “Optional Redemption Date”) redeem in whole or from time to time in part the Outstanding Term Preferred Shares of a Series, at a redemption price per Term Preferred Share (the “Optional Redemption Price”) as set forth in the Appendix relating to such Series of Term Preferred Shares.

(ii) If fewer than all of the Outstanding Term Preferred Shares of a Series are to be redeemed pursuant to Section 2.5(c)(i), the Term Preferred Shares of such Series to be redeemed shall be selected either (A) pro rata among the Holders of such Series, (B) by lot or (C) in such other manner as the Board of Trustees may determine to be fair and equitable, in each case, in accordance with the 1940 Act; provided, in each such case, that such method of redemption as set forth in this Section 2.5(c)(ii) shall be subject to any applicable procedures established by the Securities Depository. Subject to the provisions of this Supplement and applicable law, the Board of Trustees will have the full power and authority to prescribe the terms and conditions upon which Term Preferred Shares will be redeemed pursuant to this Section 2.5(c) from time to time.

(iii) The Fund may not on any date deliver a Notice of Redemption pursuant to Section 2.5(g) in respect of a redemption contemplated to be effected pursuant to this Section 2.5(c) unless on such date the Fund has available Deposit Securities having a Market Value not less than the amount that will be due to Holders of Term Preferred Shares by reason of the redemption of such Term Preferred Shares on the Optional Redemption Date contemplated by such Notice of Redemption.

(d) Redemption upon a Change of Control. At any time that the Adviser, or an affiliate thereof, ceases to be the investment adviser to the Fund and is not replaced within 120 days by another investment adviser reasonably acceptable to Holders of a majority of the Outstanding Series 2026 Term Preferred Shares (a “Change of Control”), the Fund will be required to make an offer (the “Change of Control Offer”) to the Holders of Outstanding Series 2026 Term Preferred Shares to redeem all or any of such Holder’s Series 2026 Term Preferred Shares at a price per share equal to the Liquidation Preference plus accumulated but unpaid dividends and other distributions thereon (whether or not earned or declared but excluding interest thereon) to (but excluding) the date fixed for such redemption by the Board of Trustees in accordance this Supplement. Within 30 days following the expiration of the 120-day period described in this Section 2.5(d), the Fund will notify the Holders of Outstanding Series 2026 Term Preferred Shares of a Change of Control Offer (a “Change of Control Offer Notice”) by overnight delivery, by first class mail, postage prepaid or by Electronic Means to Holders thereof, or request the Redemption and Paying Agent, on behalf of the Fund, to promptly do so by overnight delivery, by first class mail, postage prepaid or by Electronic Means, which, for the avoidance of doubt, may be to the holder of the global security representing the Series 2026 Term Preferred Shares and registered in the name of Cede & Co. The Change of Control Offer Notice shall state: (i) that a Change of Control has occurred as defined in this Section 2.5(d) of the Supplement and that such Holder of Series 2026 Term Preferred Shares has the right to require the Fund to redeem all or any of such Holder’s Series 2026 Term Preferred Shares at a price per share equal to the Liquidation Preference plus accumulated but unpaid dividends and other distributions thereon (whether or not earned or declared but excluding interest thereon) to (but excluding) the date fixed for such redemption by the Board of Trustees in accordance this Supplement; (ii) the date fixed for redemption pursuant to this Section 2.5(d), which shall be no earlier than 30, nor later than 60 days from the date such Change of Control Offer Notice is sent (the “Change of Control Redemption Date”); (iii) the CUSIP

number for the Series 2026 Term Preferred Shares; (iv) if applicable, the place or places where the certificate(s) for such shares (properly endorsed or assigned for transfer, if the Board of Trustees requires and the Change of Control Offer Notice states) are to be surrendered for payment of the Redemption Price; (v) that Holders of Series 2026 Term Preferred Shares electing to have any of their Series 2026 Term Preferred Shares redeemed will be required to surrender such Series Term Preferred Shares with an appropriate form duly completed by such Holder and attached to the Change of Control Offer Notice specifying, among other things, the number of Series 2026 Term Preferred Shares that the Holder is surrendering for redemption; (vi) that Holders of Series 2026 Term Preferred Shares will be entitled to withdraw their election referred to in clause (v) if the Redemption and Paying Agent receives, not later than the close of business on the second Business Day preceding the Redemption Date, a facsimile transmission or letter setting forth the name of the Holder, the number of Series 2026 Term Preferred Shares surrendered for redemption and a statement that such Holder is withdrawing his, her or its election to have the Series 2026 Term Preferred Shares to be redeemed; and (vii) that dividends on the Series 2026 Term Preferred Shares to be redeemed will cease to accumulate from and after such Redemption Date. The Fund shall cause the Change of Control Offer to remain open for at least 20 Business Days from the date on which the Change of Control Offer Notice was sent. On the Change of Control Redemption Date, the Fund shall (x) accept for redemption all Series 2026 Term Preferred Shares properly tendered for redemption pursuant to the Change of Control Office Notice and (y) effect the redemption of such Series 2026 Term Preferred Shares in accordance with the provisions of Section 2.5(g)(i)-(vi) herein.

(e) Redemption upon a Rating Event.

(i) Subject to the provisions of Section 2.5(e)(ii), if (x) the Fund does not have at least one credit rating with respect to the Series 2026 Term Preferred Shares issued by an NRSRO, except Egan-Jones Rating Company or Morningstar Credit Ratings, that is an Investment Grade Rating, (y) the Fund has attempted in good faith to obtain an Investment Grade Rating with respect to the Outstanding Series 2026 Term Preferred Shares from any NRSRO, except Egan-Jones Rating Company or Morningstar Credit Ratings, and (z) the Fund delivers a certificate to the Holders of the Series 2026 Term Preferred Shares certifying that it believes in good faith that it is unable to obtain an Investment Grade Rating with respect to the Series 2026 Term Preferred Shares, then the Fund may out of funds legally available therefor and to the extent permitted by any Financing Arrangement in effect on such date at redeem in whole or from time to time in part the Outstanding Series 2026 Term Preferred Shares, at a redemption price per Series 2026 Term Preferred Share at a price per share equal to the Liquidation Preference plus accumulated but unpaid dividends and other distributions thereon (whether or not earned or declared but excluding interest thereon) to (but excluding) the date fixed for such redemption by the Board of Trustees. If any other NRSRO, other than Egan-Jones Rating Company or Morningstar Credit Ratings, has notified the Fund that it is able to issue an Investment Grade Rating with respect to the Series 2026 Term Preferred Shares, the Fund will use commercially reasonable efforts to cause the applicable NRSRO that is unable to issue an Investment Grade Rating to (A) withdraw its rating of the Series 2026 Term Preferred Shares or (B) change any public credit rating of the Series 2026 Term Preferred Shares that is not an Investment Grade Rating to a private credit rating; provided that the Fund shall not be required to take any of the foregoing actions so long as it maintains at least two Investment Grade Ratings issued by NRSROs, except Egan-Jones Rating Company or Morningstar Credit Ratings, with respect to the Series 2026 Term Preferred Shares.

(ii) If fewer than all of the Outstanding Series 2026 Term Preferred Shares are to be redeemed pursuant to Section 2.5(e)(i), the Series 2026 Term Preferred Shares to be redeemed shall be selected either (A) pro rata among the Holders of such Series, (B) by lot or (C) in such other manner as the Board of Trustees may determine to be fair and equitable, in each case, in accordance with the 1940 Act; provided, in each such case, that such method of redemption as set forth in this Section 2.5(e)(ii) shall be subject to any applicable procedures established by the Securities Depository. Subject to the provisions of this Supplement and applicable law, the Board of Trustees will have the full power and authority to prescribe the terms and conditions upon which Series 2026 Term Preferred Shares will be redeemed pursuant to this Section 2.5(e) from time to time.

(iii) The Fund may not on any date deliver a Notice of Redemption pursuant to Section 2.5(g) in respect of a redemption contemplated to be effected pursuant to this Section 2.5(e) unless on such date the Fund has available Deposit Securities having a Market Value not less than the amount that will be due to Holders of Series 2026 Term Preferred Shares by reason of the redemption of such Series 2026 Term Preferred Shares on the Redemption Date contemplated by such Notice of Redemption.

(f) Redemption upon Certain Shareholder Actions.

(i) Except for the exercise of the Holders of Preferred Shares’ right to appoint a majority of the Trustees pursuant to Section 2.6(b) and to the extent permitted by applicable law, at any time that holders of the Series 2026 Term Preferred Shares seek to replace any existing Trustee (including one or both of the Trustees designated pursuant to Section 2.6(a)) or nominate any additional Trustee to the Board of Trustees pursuant to a proxy contest, the Fund may out of funds legally available therefor and to the extent permitted by any Financing Arrangement in effect on such date redeem in whole or from time to time in part the Outstanding Series 2026 Term Preferred Shares, at a redemption price per Term Preferred Share equal to the Liquidation Preference plus accumulated but unpaid dividends and other distributions thereon (whether or not earned or declared but excluding interest thereon) to (but excluding) the date fixed for such redemption by the Board of Trustees; provided, that at least 90 days prior to taking any action with respect to such proxy contest, the Holders of a majority of the Outstanding Series 2026 Term Preferred Shares must deliver notice (the “Nomination Notice”) to the Fund of their intent to replace any existing Trustees or nominate additional Trustees by overnight delivery, by first class mail, postage prepaid or by electronic means and otherwise in accordance with the notice requirements (x) set forth in the Declaration of Trust, the Supplement or the Bylaws then in effect or (y) otherwise required by applicable law, rule or regulation. Upon delivery of the Nomination Notice to the Fund, the Fund shall have the option to redeem any and all Series 2026 Term Preferred Shares in accordance with this Section 2.5(f).

(ii) If fewer than all of the Outstanding Series 2026 Term Preferred Shares are to be redeemed pursuant to Section 2.5(f)(i), the Series 2026 Term Preferred Shares to be redeemed shall be selected either (A) pro rata among the Holders of such Series, (B) by lot or (C) in such other manner as the Board of Trustees may determine to be fair and equitable, in each case, in accordance with the 1940 Act; provided, in each such case, that such method of redemption as set forth in this Section 2.5(f)(ii) shall be subject to any applicable procedures established by the Securities Depository. Subject to the provisions of this Supplement and applicable law, the Board of Trustees will have the full power and authority to prescribe the terms and conditions upon which Series 2026 Term Preferred Shares will be redeemed pursuant to this Section 2.5(f) from time to time.

(iii) The Fund may not on any date deliver a Notice of Redemption pursuant to Section 2.5(g) in respect of a redemption contemplated to be effected pursuant to this Section 2.5(f) unless on such date the Fund has available Deposit Securities having a Market Value not less than the amount that will be due to Holders of Series 2026 Term Preferred Shares by reason of the redemption of such Series 2026 Term Preferred Shares on the Redemption Date contemplated by such Notice of Redemption.

(g) Procedures for Redemption.

(i) If the Fund shall determine or be required to redeem, in whole or in part, Term Preferred Shares of a Series pursuant to Section 2.5(a), (b), (c), (e) or (f), the Fund shall deliver a notice of redemption (the “Notice of Redemption”), by overnight delivery, by first class mail, postage prepaid or by Electronic Means to Holders thereof, or request the Redemption and Paying Agent, on behalf of the Fund, to promptly do so by overnight delivery, by first class mail, postage prepaid or by Electronic Means. A Notice of Redemption shall be provided not more than forty-five (45) calendar days prior to the date fixed for redemption and not less than five (5) calendar days prior to the date fixed for redemption pursuant to Section 2.5(a), (b), (c), (e) or (f) in such Notice of Redemption (the “Redemption Date”). Each such Notice of Redemption shall state: (A) the Redemption Date; (B) the Series of Term Preferred Shares and number of Term Preferred Shares to be redeemed; (C) the CUSIP number for Term Preferred Shares of such Series; (D) the applicable Redemption Price on a per share basis; (E) if applicable, the place or places where the certificate(s) for such shares (properly endorsed or assigned for transfer, if the Board of Trustees requires and the Notice of Redemption states) are to be surrendered for payment of the Redemption Price; (F) that dividends on the Term Preferred Shares to be redeemed will cease to accumulate from and after such Redemption Date; and (G) the provisions of this Supplement under which such redemption is made. If fewer than all Term Preferred Shares held by any Holder are to be redeemed, the Notice of Redemption delivered to such Holder shall also specify the number of Term Preferred Shares to be redeemed from such Holder or the method of determining such number. The Fund may provide in any Notice of Redemption relating to an optional redemption contemplated to be effected pursuant to Section 2.5(c), (e) or (f) of this Supplement that such redemption is subject to one or more conditions precedent and that the Fund shall not be required to effect such redemption unless each such condition has been satisfied at the time or times and in the manner specified in such Notice of Redemption. No defect in the Notice of Redemption or delivery thereof shall affect the validity of redemption proceedings, except as required by applicable law. Notwithstanding the foregoing, a Change of Control Offer Notice delivered pursuant to Section 2.5(d) shall be deemed to be a “Notice of Redemption” for purposes of Section 2.5(g) made in accordance with this Section 2.5(g)(i), and the Change of Control Redemption Date included in any Change of Control Offer Notice shall be deemed to be the “Redemption Date” for the purposes of this Section 2.5(g).

(ii) If the Fund shall give a Notice of Redemption, then at any time from and after the giving of such Notice of Redemption and prior to 12:00 noon, New York City time, on the Redemption Date (so long as any conditions precedent to such redemption have been met or waived by the Fund), the Fund shall (A) make an Irrevocable Deposit with the Redemption and Paying Agent of Deposit Securities having an aggregate Market Value on the date thereof no less than the Redemption Price of the Term Preferred Shares to be redeemed on the Redemption Date and (B) give the Redemption and Paying Agent irrevocable instructions and authority to pay the applicable Redemption Price to the Holders of the Term Preferred Shares called for redemption on the Redemption Date. The Fund may direct the Redemption and Paying Agent with respect to the investment of any Deposit Securities consisting of cash so deposited prior to the Redemption Date, provided that the proceeds of any such investment shall be available at the opening of business on the Redemption Date as same day funds. Notwithstanding the provisions of clause (A) of the preceding sentence, if the Redemption Date is the Term Redemption Date, then such Irrevocable Deposit of Deposit Securities shall be made no later than fifteen (15) calendar days prior to the Term Redemption Date.

(iii) Following the giving of a Notice of Redemption, upon the date of the Irrevocable Deposit of Deposit Securities in accordance with Section 2.5(g)(ii), all rights of the Holders of the Term Preferred Shares so called for redemption shall cease and terminate except the right of the Holders thereof to receive the Redemption Price thereof and such Term Preferred Shares shall no longer be deemed Outstanding for any purpose whatsoever (other than (A) the transfer thereof prior to the applicable Redemption Date and (B) the accumulation of dividends and other distributions thereon in accordance with the terms hereof up to (but excluding) the applicable date of redemption, which accumulated dividends and other distributions, unless previously declared and paid as contemplated by the last sentence of Section 2.5(g)(vi) below, shall be payable only as part of the applicable Redemption Price on the date of redemption of the Term Preferred Shares). The Fund shall be entitled to receive, promptly after the date of redemption of the Term Preferred Shares, any Deposit Securities in excess of the aggregate Redemption Price of the Term Preferred Shares called for redemption on the Redemption Date. Any Deposit Securities so deposited that are unclaimed at the end of ninety (90) calendar days from the date of redemption of the Term Preferred Shares shall, to the extent permitted by law, be repaid to the Fund, after which the Holders of the Term Preferred Shares so called for redemption shall look only to the Fund for payment of the Redemption Price thereof. The Fund shall be entitled to receive, from time to time after the Redemption Date, any interest on the Deposit Securities so deposited.

(iv) Notwithstanding the other provisions of this Section 2.5, except as otherwise required by law, (A) the Fund shall not redeem any Term Preferred Shares or other series of Preferred Shares unless all accumulated and unpaid dividends and other distributions on all Outstanding Term Preferred Shares and shares of other series of Preferred Shares for all applicable past dividend periods (whether or not earned or declared by the Fund) (x) shall have been or are contemporaneously paid or (y) shall have been or are contemporaneously declared and Deposit Securities or sufficient funds or securities (in accordance with the terms of such Preferred Shares) for the payment of such dividends and other distributions shall have been or are contemporaneously deposited with the Redemption and Paying Agent or other applicable paying agent for such Preferred Shares in accordance with the terms of such Preferred Shares and (B) if, as of the Redemption Date for a Series of Term Preferred Shares, any redemption required with respect to any outstanding Preferred Shares (including shares of other Series of Term Preferred Shares) ranking on a parity with such Series of Term Preferred Shares (x) shall not have been made on the redemption date therefor or is not contemporaneously made on the Redemption Date or (y) shall not have been or is not contemporaneously noticed and Deposit Securities or sufficient funds or securities (in accordance with the terms of such Term Preferred Shares or other Preferred Shares) for the payment of such redemption shall not have been or are not contemporaneously deposited with the Redemption and Paying Agent or other applicable paying agent for such other Term Preferred Shares or other Preferred Shares in accordance with the terms of such other Term Preferred Shares or other Preferred Shares, then any redemption required hereunder shall be made as nearly as possible on a pro rata basis with all other Preferred Shares then required to be redeemed (or in respect of which securities or funds for redemption are required to be deposited) in accordance with the terms of such Preferred Shares, and the number of shares of such Series of Term Preferred Shares to be redeemed from the respective Holders shall be determined pro rata among the Outstanding shares of such Series of Term Preferred Shares or in such other manner as the Board of Trustees may determine to be fair and equitable and that is in accordance with the 1940 Act; provided, in each such case, that such method of redemption as set forth in this Section 2.5(g)(v) shall be subject to any applicable procedures established by the Securities Depository, and provided further, however, that the foregoing shall not prevent the purchase or acquisition of Outstanding Term Preferred Shares pursuant to an otherwise lawful purchase or exchange offer made on the same terms to Holders of all Outstanding Term Preferred Shares and any other series of Preferred Shares for which all accumulated and unpaid dividends and other distributions have not been paid or for which required redemptions have not been made.

(v) To the extent that any redemption for which a Notice of Redemption has been provided is not made (A) by reason of the absence of legally available funds therefor in accordance with the Declaration, this Supplement and applicable law or (B) pursuant to the terms and conditions of any Financing Arrangement in effect on the date on which such redemption is scheduled, such redemption shall be made as soon as practicable to the extent such funds become available or as permitted by such Financing Arrangement. No Redemption Default shall be deemed to have occurred if the Fund shall fail to deposit in trust with the Redemption and Paying Agent Deposit Securities having an aggregate Market Value on the date thereof of no less than the Redemption Price with respect to any shares where (1) the Notice of Redemption relating to such redemption provided that such redemption was subject to one or more conditions precedent and (2) any such condition precedent shall not have been satisfied at the time or times and in the manner specified in such Notice of Redemption. Notwithstanding the fact that a Notice of Redemption has been provided with respect to any Term Preferred Shares, dividends shall be declared and paid on such Term Preferred Shares in accordance with their terms regardless of whether Deposit Securities for the payment of the Redemption Price of such Term Preferred Shares shall have been deposited in trust with the Redemption and Paying Agent for that purpose.

(vi) Notwithstanding anything to the contrary in this Supplement or in any Notice of Redemption, if the Fund shall not have redeemed Term Preferred Shares on the applicable Redemption Date, the Holders of the Term Preferred Shares subject to redemption shall continue to be entitled to (a) receive dividends on such Term Preferred Shares accumulated at the Dividend Rate for the period from, and including, such Redemption Date through, but excluding, the date on which such Term Preferred Shares are actually redeemed and such dividends, to the extent accumulated, but unpaid, during such period (whether or not earned or declared but without interest thereon) shall be included in the Redemption Price for such Term Preferred Shares and (b) transfer the Term Preferred Shares prior to the date on which such Term Preferred Shares are actually redeemed, provided that all other rights of Holders of such Term Preferred Shares shall have terminated upon the date of deposit of Deposit Securities in accordance with and as provided in Sections 2.5(g)(ii) and 2.5(g)(iii).

(h) Redemption and Paying Agent as Trustee of Redemption Payments by Fund. All Deposit Securities transferred to the Redemption and Paying Agent for payment of the Redemption Price of Term Preferred Shares called for redemption shall be held in trust by the Redemption and Paying Agent for the benefit of Holders of Term Preferred Shares so to be redeemed until paid to such Holders in accordance with the terms hereof or returned to the Fund in accordance with the provisions of Section 2.5(g)(iii) above.

(i) Compliance With Applicable Law. The Fund shall effect any redemption pursuant to this Section 2.5 in accordance with the 1940 Act and any applicable law and pursuant to the terms and conditions of any Financing Arrangement in effect as of the date of such redemption.

(j) Modification of Redemption Procedures. Notwithstanding the foregoing provisions of this Section 2.5, the Fund may, in its sole discretion and without a shareholder vote, modify the procedures set forth above with respect to notification of redemption for the Term Preferred Shares, provided that such modification does not materially and adversely affect the Holders of the Term Preferred Shares or cause the Fund to violate any applicable law, rule or regulation.”

IN WITNESS WHEREOF, FS Global Credit Opportunities Fund has caused this Appendix to be signed on November 1, 2018 in its name and on its behalf by a duly authorized officer.

FS Global Credit Opportunities Fund
By:

Name: Michael C. Forman
Title: Chief Executive Officer

[Signature Page to Appendix to

the Supplement to the Amended and Restated Declaration of Trust

Establishing and Fixing the Rights and

Preferences of the Term Preferred Shares]